Exhibit 10.1

SERVICE AND STRATEGIC PARTNERSHIP AGREEMENT

This Service and Strategic Partnership Agreement (“Agreement”) is made as of August 24, 2015 (the “Effective Date”), by and between NATIONAL PEO, LLC, an Arizona limited liability company, with an address of 4800 North Scottsdale Road, Suite 2000, Scottsdale, AZ 85251 (“National”), NEXUS PARTNERS INSURANCE, LLC, an Arizona limited liability company, with an address of 4800 North Scottsdale Road, Suite 2000, Scottsdale, AZ 85251 (“Nexus”), SIBANNAC INC., a Nevada corporation, with an address of 9235 Bell Flower Way, Highlands Ranch, CO 80126 (“Sibannac”) and RIMROCK INSURANCE CONSULTING, INC., an Arizona corporation, with an address of 3033 N. Valencia Lane, Phoenix, AZ 85018 (“Rimrock”). National, Nexus, Sibannac and Rimrock are collectively referred to herein as the Parties.

WHEREAS, National is in the business of providing PEO and ASO personnel and human resources back office services (collectively “Back Office Services”);

WHEREAS, National is related to Nexus which brokers commercial insurance;

WHEREAS, National and Nexus desire to provide such services to marijuana related businesses, including hemp and marijuana agribusiness (“MRB”) clients of Sibannac and Rimrock (collectively “S/R”) and S/R desires to enter into a contract with National and Nexus to obtain such services for their MRB clients.

NOW THEREFORE, in consideration of the mutual promises, covenants, warranties, and other good and valuable consideration set forth herein, the parties hereby agree as follows:

1.	Exclusive Provider. During the term of this Agreement, National will be the sole and exclusive provider of PEO/ASO and insurance services to S/R’s MRB clients. Likewise, S/R will be the exclusive broker of services to MRB clients for National and Nexus. Notwithstanding this provision, National, through Hooman Nikzad only, may originate MRB client relationships that are developed independently of S/R. With respect to those particular client relationships, S/R will not be entitled to any payment from National and the other provisions of this Agreement will not apply. However, National agrees that it will commercially reasonable efforts to price the administrative fee for S/R businesses at 3% to avoid pricing discrepancy in the marketplace.
2.	Marketing Expense. S/R will pay 20% of National’s sales and marketing expenses relating to MRBs where S/R is the broker (“Marketing Share”).

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3.	Fee Sharing. S/R will sell National’s Back Office Services at a 3% administrative fee with half the fee retained by National and half paid to S/R. S/R may reduce the amount of the administrative fee to effect a sale but National’s percentage of the premium will not be less than S/R’s percentage and in no event will it be less than 1.25%. If S/R sells a payroll only account, National and S/R will negotiate the fee split on a case by case basis.
4.	Background Screening. S/R will negotiate terms with Universal Background Screening for National to provide background checks of MRB personnel at a negotiated rate which fees to the end client will be agreed by S/R and National. Any amount of the mark-up split will be 50% to S/R and 50% to National.
5.	Commissions on Sales. Commissions earned by National sales persons or third-party brokers are to be paid by National. National will bear 75% of such commissions with S/R bearing 25% of the commissions (“Sales Commissions”). Any Sales Commission that National will pay will be based on the admin fees retained by National only. By way of example, assuming that a sales representative is entitled to a commission equal to .30% of gross payroll. National will pay an amount equal to .225% (.30% * 75% = .225%) and S/R will pay .075% (.30% * 25% = .075%).
6.	Payments. All funds for any services, background checks and administrative fees will be paid to National. National is responsible for compensation to be paid to S/R for such PEO and ASO Back Office Services within 10 days after the end of the month. These payments will be reduced by any Marketing Share and Sales Commissions due to National. National will provide a ledger along with each payment.
7.	Discount in Admin Fee for Insurance Clients. In the event an S/R MRB client generates insurance commissions of more than $10,000 in a policy year, that particular client may receive a .25% reduction in the administrative fee for the remainder of that policy year if authorized by a S/R representative. If the policy is cancelled, any discount provided hereunder will cease.
8.	Insurance Commissions. Commissions generated on Nexus policies from business brokered or referred by S/R will be split 80% to Nexus and 20% to S/R within 15 days after the end of the month in which such commissions are earned and paid, including any incentive commissions paid.
9.	Term of Agreement.

a)	The term of this Agreement will be two years with automatic renewal for an additional two year period unless one of the parties, at least 60 days prior to the end of the term, notifies the others in writing of its intent to terminate this Agreement.

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b)	In the event of any breach of this Agreement by either party, the party in breach shall have 30 days to remedy such breach. In the event that the breaching party fails to cure the breach within such time period, the non-breaching party may immediately terminate this Agreement at its option, National agrees to immediately delivery any records and documents related to the joint venture to S/R following such termination upon S/R’s request. In addition, National will continue to pay commissions and fees to S/R as long as the client continues to utilize and pay for National’s services. Provisions of this subparagraph 9(b) will survive the termination of this Agreement.
10.	MRB as an Ongoing Business Opportunity. In the event National determines that concerns related to the legal status of marijuana sales make the business no longer viable or any other reason at National’s discretion, National may at any time immediately terminate the servicing of those clients without any financial obligation to S/R.
11.	Limited Continuation After Termination. In the event of termination for other than National’s concerns regarding the legality of MRB, S/R may by a written election to National prior to date of termination continue this contract for an additional 90 days on the same terms and conditions. S/R may, by a written election to National prior to the end of the 90 day extension period, elect to continue this contract for an additional six months on the same terms and conditions except that National will be entitled to a 30% increase in its rates. (E.g., 1.5% x 130% = 1.95%). At the end of such six month period, this Agreement will terminate in full with no further extensions.
12.	Establishment of New Sales Offices. National will open a sales office in any state where the gross payrolls handled by it under this contract exceeds $15 million during a calendar year; a full office including processing will be opened when the gross payroll in a state exceeds $25 million annually.
13.	Interest in Sibannac. When gross payrolls under this Agreement exceed $20 million for the previous 12 months, National will receive shares of stock equal to 0.5% of all then-issued shares in Sibannac. When gross payrolls under this Agreement exceed $40 million for the previous 12 months, National will receive an additional award of shares of stock equal to an additional 0.5% of all then-issued stock in Sibannac. National will receive newly issued Sibannac stock, without any trading or other restrictions, within 30 days of hitting the gross revenue targets.

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14.	No Agency. S/R will not bind National or Nexus to any contract, and any client agreement will require the signature of a designated party at National or Nexus.

15.	Arbitration. In the event of a dispute, the parties agree to resolve the dispute through arbitration. If the parties are unable to agree on the arbitrator, the parties will have the American Arbitration Association select the arbitrator. The venue for any action relating to this Agreement will be Maricopa County, Arizona. The prevailing party in any dispute will be entitled to its reasonable attorney fees and costs.
16.	E & O Coverage. National will explore the feasibility and cost of adding S/R to National’s E & O policy within 60 days of signing this Agreement. National will report to S/R regarding the results of that exploration, but will not be obligated to pay for any additional cost due.
17.	Ownership of Book of Business. Each S/R on one hand and National/Nexus on the other hand, will each own 50% of the business created pursuant to this Agreement. If the gross payrolls exceed $20 million at the end of the the second anniversary date of this Agreement, S/R will own 70% of the business and National/Nexus will own 30% of the business created hereunder. With respect to the insurance business, the valuation of the joint venture is equal to the total commissions received during the trailing 12 months. With respect to the PEO business, the valuation of the joint venture will be established by an independent third-party valuation. Either party may choose to purchase the interests of the other in either portion (or both portions) of the joint venture by making payment for the selling party’s interest. Each the purchasing party and the selling party will each select an appraiser. The two appraisers will independently appoint a third appraiser. The purchasing party will be responsible for payment to the appraisers. The average of the three appraisals will be the valuation which determines the purchase price. Payment must be made in cash or over a 24 month period. A selling party may require a letter of credit or other commercially reasonable guaranty of payment. Nothing relating to the ownership will impact the calculation pursuant to Paragraph 3 prior to the execution of definitive agreements relating to the sale. Notwithstanding the foregoing, S/R will always have the first right to purchase the business of the joint venture (the insurance and/or PEO businesses) from National/Nexus upon the terms and conditions of any third party offers received by National/Nexus for only the joint venture business.
18.	Licenses. National and Nexus will maintain any necessary licenses for the operation of its business.
19.	Indemnification. Each party agrees to indemnify and hold the other party harmless for any acts or omissions contemplated hereunder.

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20.	Forms of Client Agreements. National agrees to supply S/R with any client contracts, proposals or other form agreements necessary for S/R to sell Back Office Services.
21.	Sales of Additional Products or Services. National agrees to pay S/R 20% of the profit or markup of any third party services for which compensation is not explicitly provided under this Agreement. This applies to payments from any client first introduced to National by S/R.
22.	Contingency Payments for Insurance. Nexus will retain any contingency payments from insurance companies.
23.	Credit Risk. National and/or Nexus will be solely responsible for collection of any money due from clients. S/R will not guarantee payment for any services or products provided to third-parties, and S/R will not offer any credit terms on behalf of National and/or Nexus (including ACH or company checks) to clients.
24.	Ledger Reports. S/R will be provided a monthly ledger report, including the calculation of any amounts due hereunder. S/R will receive the rights to perform an audit, at its own expense, not more than once annually.
25.	S/R Legal Status. Several of the rights and obligations contained in this Agreement are to S/R. Any reference to S/R will be a joint and several right and/or obligation of each Sibannac and Rimrock. Any payments due to S/R will be made to Sibannac unless National and/or Nexus is instructed in writing to direct payments to any other party.
26.	Notices. Any notice required under this Agreement will be sent via email and regular mail to the address listed above. In addition, a copy of any notice must be sent via email to jfrutkin@frutkinlaw.com and via regular mail to Jonathan Frutkin, c/o The Frutkin Law Firm, 15205 N Kierland Blvd, Ste 200, Scottsdale, AZ 85254.
27.	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original, but all of which, taken together, constitute one and the same agreement.
28.	Entire Agreement; Modification. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, will supersede any other oral or written agreements relating to such subject matter, and will be binding upon the parties’ respective successors and permitted assigns. It may not be modified in any way without the written consent of both parties.
29.	Headings. The headings and subheadings of this Agreement are provided for reference purposes only and are not part of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

NATIONAL PEO, LLC,	NEXUS PARTNERS INSURANCE, LLC,
an Arizona limited liability company	an Arizona limited liability company

By: /s/ Hooman Nikzad	By: /s/ Hooman Nikzad

Its: CEO	Its: CEO

Date: 9/10/2015	Date: 9/10/2015

SIBANNAC, INC.,	RIMROCK INSURANCE CONSULTING, INC.,
a Nevada corporation	an Arizona corporation

By: /s/ Dan Allen	By: /s/ Travis Hair

Its: CEO	Its: CEO

Date: 8/27/2015	Date: 8/24/2015

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